Exhibit 99.1

FOR IMMEDIATE RELEASE

INC Research Reports Third Quarter 2016 Results

Highlights

•	Book-to-bill of 1.3x, 1.2x and 1.2x for the three, nine and twelve months ended September 30, 2016, respectively.

•	Net new business awards of $330.1 million and $934.5 million for the three and nine months ended September 30, 2016, respectively.

•	Net service revenue growth of 10.7% and 14.0% for the three and nine months ended September 30, 2016, respectively.

•	GAAP diluted earnings per share of $0.49 and $1.35 for the three and nine months ended September 30, 2016, respectively.

•	Adjusted diluted earnings per share of $0.64 and $1.83 for the three and nine months ended September 30, 2016, respectively, representing growth of approximately 10.3% and 25.3%, respectively.

RALEIGH, NC, October 31, 2016-- INC Research Holdings, Inc. (Nasdaq: INCR), a leading global Phase I to Phase IV contract research organization, today reported financial results for the third quarter and year-to-date periods ended September 30, 2016.

“INC Research continues to deliver on our business strategy, achieving strong revenue growth and net new business awards for the third quarter,” commented Chief Executive Officer Alistair Macdonald. “Our ability to build strategic relationships with biopharmaceutical customers in critical drug development regions across the globe is increasingly being recognized as a key differentiator, with INC recently being awarded the 2016 Asia Pacific Contract Research Outsourcing Services Customer Value Leadership Award from leading growth consulting firm Frost & Sullivan.” Mr. Macdonald concluded, “I am pleased to have the opportunity to serve as CEO of an organization with such a strong leadership team and employees who have a relentless passion for drug development and improving patient lives. I look forward to leading INC Research on our journey to becoming ‘CRO of Choice’ and to driving value for employees, customers, sites and investors across the globe as we work to bring new therapies to market for patients.”

Third Quarter 2016 Results
Net service revenue for the three months ended September 30, 2016, increased by 10.7% to $259.6 million, compared to net service revenue of $234.5 million for the three months ended September 30, 2015. Net service revenue for the nine months ended September 30, 2016, increased by 14.0% to $767.4 million, compared to net service revenue of $673.4 million for the nine months ended September 30, 2015. In 2016, revenue has grown across all therapeutic areas and has been particularly strong in the central nervous system ("CNS"), oncology and other complex therapeutic areas. During the three and nine months ended September 30, 2016, fluctuations in foreign currency exchange rates resulted in an unfavorable impact of $2.6 million and $8.6 million, respectively, on net service revenue compared to the same periods in the prior year.
Income from operations for the three months ended September 30, 2016, decreased 11.2% to $39.4 million, compared to $44.3 million for the three months ended September 30, 2015. Income from operations for the nine months ended September 30, 2016 decreased 1.0% to $111.6 million, compared to $112.7 million for the nine months ended September 30, 2015. Operating margin for the three and nine months ended September 30, 2016, was 15.2% and 14.5%, respectively, compared to 18.9% and 16.7% for the same periods in the prior year.
The Company's income from operations includes certain expenses and transactions that it believes are not representative of its core operations, as described in more detail below under “Use of Non-GAAP Financial Measures.” Excluding these items, adjusted income from operations was $56.7 million for the three months ended September 30, 2016, compared to $56.0 million for the three months ended September 30, 2015, representing growth of 1.3%. Adjusted income from operations was $163.9 million for the nine months ended September 30, 2016, compared to $151.2 million for the nine months ended September 30, 2015, representing growth of 8.4%. Adjusted operating margin for the three and nine months ended September 30, 2016, was 21.8% and 21.4%, respectively, compared to 23.9% and 22.5% for the same periods in 2015.
The Company reported net income for the three months ended September 30, 2016, of $27.3 million, resulting in diluted earnings per share of $0.49, compared to net income of $37.8 million, or $0.64 per diluted share, for the three months ended September 30, 2015. The Company reported net income for the nine months ended September 30, 2016, of $75.1 million, resulting in diluted earnings per share of $1.35, compared to net income of $86.4 million, or $1.42 per diluted share, for the nine months ended September 30, 2015. Adjusted net income for the three months ended September 30, 2016, was $35.3 million, or $0.64 per diluted share, compared to $33.9 million, or $0.58 per diluted share, for the same period in the prior year. Adjusted net income for the nine months ended September 30, 2016, was $102.1 million, or $1.83 per diluted share, compared to $88.8 million, or $1.46 per diluted share, for the same period in the prior year.
Adjusted EBITDA for the three months ended September 30, 2016, increased 2.8% to $62.0 million, up from $60.3 million for the three months ended September 30, 2015. Adjusted EBITDA for the nine months ended September 30, 2016, increased 8.7% to $179.2 million, up from $164.8 million for the nine months ended September 30, 2015. Adjusted EBITDA margins decreased to 23.9% and 23.3%, for the three and nine months ended September 30, 2016, respectively, from 25.7% and 24.5%, for the three and nine months ended September 30, 2015, respectively.
Important disclosures about and reconciliations of non-GAAP measures, including adjusted income from operations, adjusted operating margin, adjusted net income and adjusted diluted earnings per share, EBITDA and adjusted EBITDA, to the corresponding GAAP measures, are provided below and attached to this press release.

New Business Awards and Backlog
Backlog grew by 12.3% to $2.0 billion as of September 30, 2016, as compared to $1.8 billion as of September 30, 2015. Net new business awards were $330.1 million, representing a book-to-bill ratio of 1.3x, for the three months ended September 30, 2016, as compared to $327.7 million for the three months ended September 30, 2015. Net new business awards were $934.5 million, representing a book-to-bill ratio of 1.2x, for the nine months ended September 30, 2016, as compared to $879.1 million for the nine months ended September 30, 2015. Net new business awards were higher in the first nine months of 2016 compared to the first nine months of 2015 primarily due to the continued growth of the Company's CNS therapeutic area.
Business Outlook
The Company is updating its 2016 full-year guidance as outlined in the following table. The guidance takes into account a number of factors, including our current sales pipeline, existing backlog and our expectations for net awards for the remainder of 2016. Further, our guidance is based on current foreign currency exchange rates, current interest rates, our expected tax rates, and does not take into account the effects of future stock repurchases.

	Guidance Issued		Guidance Issued
	10/31/2016		7/28/2016
	Low	High	Low	High
Net service revenue	$1,030 million	$1,040 million	$1,030 million	$1,040 million
GAAP diluted EPS	$1.74	$1.81	$1.74	$1.85
Adjusted diluted EPS	$2.48	$2.52	$2.39	$2.50
Important disclosures about and reconciliations of non-GAAP measures, including adjusted net income and diluted adjusted earnings per share, to the corresponding GAAP measures are provided below and attached to this press release.
Webcast and Conference Call Details
INC Research will host a conference call at 8:00 a.m. EDT on October 31, 2016, to discuss its third quarter 2016 financial results. The live webcast will be available in listen-only mode in the Events section of the Company's Investor Relations website at investor.incresearch.com. To participate via phone, please dial +1 (877) 930-8058 within the United States or +1 (253) 336-7551 outside the United States, approximately 15 minutes before the scheduled start of the call. The conference ID for the call is 97766026.
An archived replay of the conference call will be available online at investor.incresearch.com after 1:00 p.m. EDT on October 31, 2016. In addition, an audio replay will be available for one week following the call and will be accessible by dialing +1 (855) 859-2056 within the United States or +1 (404) 537-3406 outside the United States. The audio replay ID is 97766026.
About INC Research
INC Research (Nasdaq: INCR) is a leading global contract research organization providing the full range of Phase I to Phase IV clinical development services for the biopharmaceutical and medical device industries. Leveraging the breadth of our service offerings and the depth of our therapeutic expertise across multiple patient populations, INC Research connects customers, clinical research sites and patients to accelerate the delivery of new medicines to market. The Company was named “Best Contract Research Organization” in December 2015 by a distinguished panel for Scrip Intelligence and ranked “Top CRO to Work With” among large global CROs in the 2015 CenterWatch Global Investigative Site Relationship Survey.  INC Research is headquartered in Raleigh, NC, with operations across six continents and experience spanning more than 110 countries. For more information, please visit www.incresearch.com and connect with us on LinkedIn and Twitter @inc_research.
Forward-Looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this press release, including our updated 2016 guidance, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: our ability to adequately price our contracts and not overrun cost estimates; general and international economic, political and other risks, including currency and stock market fluctuations and the uncertain economic environment in Europe as a result of the recent vote by the United Kingdom to exit from the European Union; fluctuations in our financial results; our ability to maintain or generate new business awards; our backlog not being indicative of future revenues and our ability to realize the anticipated future revenue reflected in our backlog; reliance on key personnel; our Board and corporate governance transition as a relatively new public company that has recently lost “controlled company” status; our customer or therapeutic area concentration; our ability to increase our market share, grow our business and execute our growth strategies; and the other risk factors set forth in our Form 10-K for the year ended December 31, 2015, Form 10-Q for the quarter ended June 30, 2016 and other SEC filings, copies of which are available free of charge on our website at investor.incresearch.com. INC Research assumes no obligation and does not intend to update these forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with GAAP, this press release contains the following non-GAAP financial measures: Adjusted Income from Operations, Adjusted Operating Margin, Adjusted Net Income (including Adjusted Diluted Earnings per Share), EBITDA and Adjusted EBITDA. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets or statements of cash flows of the Company.
The Company defines Adjusted Income from Operations as income from operations excluding expenses and transactions that the Company believes are not representative of its core operations, namely, acquisition-related amortization, restructuring, CEO transition and other costs, transaction expenses, asset impairment charges, share-based compensation expense, and contingent consideration related to acquisitions and other. The Company defines Adjusted Operating Margin as adjusted income from operations as a percentage of net service revenue.
The Company defines Adjusted Net Income (including Adjusted Diluted Earnings per Share) as net income (including diluted earnings per share) excluding the items excluded from adjusted income from operations mentioned previously, other expense (income), and loss on extinguishment of debt. After giving effect to these items and other unusual tax impacts during the period, the Company has also included an adjustment to its income tax rate to reflect the expected long-term income tax rate.
EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA excluding certain expenses and transactions that the Company believes are not representative of its core operations, namely, restructuring, CEO transition and other costs, transaction expenses, asset impairment charges, share-based compensation expense, contingent consideration related to acquisitions and other, other expense (income), and loss on extinguishment of debt. The Company presents EBITDA and Adjusted EBITDA because it believes they are useful metrics for investors as they are commonly used by investors, analysts and debt holders to measure the Company's financial performance and its ability to service its debt obligations, fund capital expenditures and meet working capital requirements.

Each of the non-GAAP measures noted above are used by management and the Board to evaluate the Company's core operating results as they exclude items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted Income from Operations, Adjusted Operating Margin, EBITDA, Adjusted EBITDA and Adjusted Net Income (including Adjusted Diluted Earnings per Share) are used by management and the Board to assess the Company's business. The Company believes these measures are used by investors, analysts and debt holders to measure the Company's performance.
Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP.  Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables.

Investor Relations Contact:
Ronnie Speight
Vice President, Investor Relations
Phone: +1 (919) 745-2745
Email: Investor.Relations@incresearch.com

Press/Media Contact:
Lori Dorer
Senior Director, Corporate Communications
Phone: +1 (513) 763-1380
Email: Corporate.Communications@incresearch.com

INC Research Holdings, Inc. and Subsidiaries
GAAP Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net service revenue	$259,557	$234,494	$767,358	$673,384
Reimbursable out-of-pocket expenses	132,234	115,651	437,167	322,970
Total revenue	391,791	350,145	1,204,525	996,354

Costs and operating expenses:
Direct costs	159,641	135,530	471,196	398,988
Reimbursable out-of-pocket expenses	132,234	115,651	437,167	322,970
Selling, general and administrative	41,743	40,429	127,818	113,354
Restructuring, CEO transition and other costs	2,881	(28)	10,283	1,566
Transaction expenses	1,127	403	2,857	922
Asset impairment charges	—	—	—	3,931
Depreciation	5,305	4,357	15,257	13,543
Amortization	9,464	9,462	28,388	28,413
Total operating expenses	352,395	305,804	1,092,966	883,687
Income from operations	39,396	44,341	111,559	112,667

Other income (expense), net:
Interest income	62	28	139	157
Interest expense	(3,226)	(3,065)	(9,317)	(12,687)
Loss on extinguishment of debt	(439)	—	(439)	(9,795)
Other (expense) income, net	(2,384)	(1,003)	(10,761)	4,138
Total other expense, net	(5,987)	(4,040)	(20,378)	(18,187)
Income before provision for income taxes	33,409	40,301	91,181	94,480
Income tax expense	(6,078)	(2,487)	(16,042)	(8,089)
Net income	$27,331	$37,814	$75,139	$86,391

Earnings per share:
Basic	$0.50	$0.67	$1.39	$1.47
Diluted	$0.49	$0.64	$1.35	$1.42
Weighted average common shares outstanding:
Basic	54,186	56,325	54,147	58,583
Diluted	55,567	58,764	55,836	60,826

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Adjusted Income from Operations:
GAAP income from operations	$39,396	$44,341	$111,559	$112,667
Amortization (a)	9,464	9,462	28,388	28,413
Restructuring, CEO transition and other costs (b)	2,881	(28)	10,283	1,566
Transaction expenses (c)	1,127	403	2,857	922
Asset impairment charges (d)	—	—	—	3,931
Share-based compensation (e)	3,517	1,668	9,404	3,288
Contingent consideration and other (f)	321	114	1,406	446
Adjusted Income from Operations	$56,706	$55,960	$163,897	$151,233
GAAP Operating Margin	15.2%	18.9%	14.5%	16.7%
Adjusted Operating Margin	21.8%	23.9%	21.4%	22.5%

EBITDA and Adjusted EBITDA:
Net income as reported	$27,331	$37,814	$75,139	$86,391
Interest expense, net	3,164	3,037	9,178	12,530
Income tax expense	6,078	2,487	16,042	8,089
Depreciation	5,305	4,357	15,257	13,543
Amortization	9,464	9,462	28,388	28,413
EBITDA	51,342	57,157	144,004	148,966
Restructuring, CEO transition and other costs (b)	2,881	(28)	10,283	1,566
Transaction expenses (c)	1,127	403	2,857	922
Asset impairment charges (d)	—	—	—	3,931
Share-based compensation (e)	3,517	1,668	9,404	3,288
Contingent consideration and other (f)	321	114	1,406	446
Other expense (income) (g)	2,384	1,003	10,761	(4,138)
Loss on extinguishment of debt (h)	439	—	439	9,795
Adjusted EBITDA	$62,011	$60,317	$179,154	$164,776
Adjusted EBITDA Margin	23.9%	25.7%	23.3%	24.5%

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures (Continued)
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Adjusted Net Income:
Net income as reported	$27,331	$37,814	$75,139	$86,391
Amortization (a)	9,464	9,462	28,388	28,413
Restructuring, CEO transition and other costs (b)	2,881	(28)	10,283	1,566
Transaction expenses (c)	1,127	403	2,857	922
Asset impairment charges (d)	—	—	—	3,931
Share-based compensation (e)	3,517	1,668	9,404	3,288
Contingent consideration and other (f)	321	114	1,406	446
Other expense (income) (g)	2,384	1,003	10,761	(4,138)
Loss on extinguishment of debt (h)	439	—	439	9,795
Adjust income tax to normalized rate (i)	(12,126)	(16,565)	(36,563)	(41,845)
Adjusted Net Income	$35,338	$33,871	$102,114	$88,769

Adjusted Diluted Earnings per Share	$0.64	$0.58	$1.83	$1.46
Diluted weighted average common shares outstanding	55,567	58,764	55,836	60,826

(a)	Represents the amortization of intangible assets primarily for customer relationships and backlog.

(b)
Restructuring, CEO transition and other costs consist of: (i) severance costs associated with a reduction of workforce in line with the Company's expectations of future business operations, (ii) transition costs associated with the transition to the Company's new Chief Executive Officer ("CEO"), (iii) legal and consulting costs incurred for the continued consolidation of legal entities and restructuring of the Company's contract financial process to meet the requirements of upcoming accounting regulation changes, and (iv) lease obligation and termination costs in connection with abandonment and closure of redundant facilities.

(c)	Represents fees associated with stock repurchases, debt placement and refinancings and other corporate transactions.

(d)	Represents impairment of goodwill and long-lived assets associated with the Company's Phase I Services reporting unit.

(e)	Represents share-based compensation expense related to awards granted under equity incentive plans.

(f)	Represents contingent consideration expense incurred as a result of acquisitions and other expenses accounted for as compensation expense under GAAP.

(g)	Represents other (income) expense comprised primarily of foreign exchange gains and losses.

(h)	Represents loss on extinguishment of debt associated with the 2015 debt refinancing and 2016 debt amendment.

(i)
Adjustment for the income tax effect of the non-GAAP adjustments made to arrive at adjusted net income using the estimated effective tax rate of 34% in 2016 and 36% in 2015. In 2015, the Company's effective tax rate has been adjusted in order to reflect the removal of the tax impact of its valuation allowances recorded against its deferred tax assets and changes in the assertion to indefinitely reinvest the undistributed earnings of foreign subsidiaries. Historically, the Company has recorded a valuation allowance against some of its deferred tax assets, but believes that these valuation allowances cause significant fluctuations in its financial results that are not indicative of the Company's underlying financial performance. Specifically, the majority of the Company's revenue was generated in jurisdictions in which it recognized no tax expense or benefit due to changes in this valuation allowance.

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Full-Year 2016 Guidance
(in millions, except per share data)
(unaudited)

	Adjusted Net Income		Adjusted Diluted Earnings Per Share
	Low	High	Low	High
Net income and diluted earnings per share	$97.0	$101.0	$1.74	$1.81
Adjustments:
Amortization (a)	37.8	37.8
Share-based compensation expense (a)	14.5	14.5
Contingent consideration and other expense (a)	1.7	1.7
Restructuring, CEO transition and other costs (a)	13.8	13.8
Transaction Costs (a)	3.3	3.3
Loss on extinguishment of debt	0.4	0.4
Other (a)	11.1	11.2
Income tax effect of share-based compensation (b)	(17.7)	(17.7)
Income tax effect of above adjustments (c)	(24.9)	(25.5)
Adjusted net income and adjusted diluted earnings per share	$137.0	$140.5	$2.48	$2.52

(a)	Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of income tax reduction.

(b)
Income tax effect of share-based compensation is calculated using the statutory rates applicable to the tax jurisdictions of the applicable deduction, plus the amount of discrete tax adjustments related to excess tax benefits on share-based payments as a result of share-based payments activity.

(c)
Income tax expense is calculated and the adjustments are tax-affected at an approximate rate of 34%, which is the midpoint of our range for the expected income tax rate of 33% to 35%, less the Income tax effect of share-based compensation. This adjustment also reverses the impact of unusual tax items during the period.

INC Research Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$102,948	$85,011
Restricted cash	634	452
Accounts receivable:
Billed, net	178,954	158,315
Unbilled	168,497	139,697
Prepaid expenses and other current assets	36,008	38,571
Total current assets	487,041	422,046
Property and equipment, net	45,960	44,813
Goodwill	553,026	553,008
Intangible assets, net	124,004	152,340
Deferred income taxes	10,512	12,073
Other long-term assets	23,611	26,939
Total assets	$1,244,154	$1,211,219

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,206	$22,497
Accrued liabilities	146,146	111,262
Deferred revenue	283,431	311,029
Current portion of long-term debt	30,938	29,804
Total current liabilities	482,721	474,592
Long-term debt, less current portion	466,641	472,035
Deferred income taxes	4,062	28,066
Other long-term liabilities	28,868	19,092
Total liabilities	982,292	993,785

Commitments and contingencies

Shareholders' equity:
Preferred stock, $0.01 par value; 30,000,000 authorized, 0 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	—	—
Common stock, $0.01 par value; 600,000,000 shares authorized; 53,579,958 and 53,871,484 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	536	539
Additional paid-in-capital	565,457	559,910
Accumulated other comprehensive loss, net of taxes	(36,649)	(41,543)
Accumulated deficit	(267,482)	(301,472)
Total shareholders' equity	261,862	217,434
Total liabilities and shareholders' equity	$1,244,154	$1,211,219

INC Research Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2016	2015
Operating activities
Net income	$75,139	$86,391
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,645	41,956
Loss on extinguishment of debt	439	9,795
Stock repurchase costs	—	922
Amortization of capitalized loan fees	765	1,079
Share-based compensation	9,404	3,288
Provision for (recovery of) doubtful accounts	1,927	(440)
Deferred income tax benefit	(5,226)	112
Foreign currency adjustments	18,789	(2,302)
Asset impairment charges	—	3,931
Other adjustments	160	(152)
Changes in operating assets and liabilities:
Accounts receivable billed and unbilled	(58,748)	(84,107)
Accounts payable and accrued liabilities	(894)	(2,085)
Deferred revenue	5,753	93,753
Other assets and liabilities	3,971	(11,019)
Net cash provided by operating activities	95,124	141,122
Investing activities
Purchases of property and equipment	(16,826)	(11,565)
Net cash used in investing activities	(16,826)	(11,565)
Financing activities
Payments on long-term debt	—	(475,001)
Proceeds from issuance of long-term debt	—	525,000
Payments of debt financing costs	(868)	(4,987)
Proceeds from revolving credit facility	100,000	—
Repayments of revolving credit facility	(105,000)	—
Payments related to business combinations	—	(973)
Principal payments toward capital lease obligations	—	(398)
Payments of stock repurchase costs	—	(922)
Payments for repurchase of common stock	(64,500)	(150,000)
Payments related to tax withholding for share-based compensation	(825)	(3,161)
Proceeds from the exercise of stock options	14,415	1,058
Net cash used in financing activities	(56,778)	(109,384)
Effect of exchange rate changes on cash and cash equivalents	(3,583)	(10,535)
Net change in cash and cash equivalents	17,937	9,638
Cash and cash equivalents at the beginning of the period	85,011	126,453
Cash and cash equivalents at the end of the period	$102,948	$136,091